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Exhibit 5.1

March 21, 2018

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 dated March 21, 2018 (the "Registration Statement") of Cronos Group Inc. (the "Company") of our report dated April 30, 2017 relating to the consolidated financial statements of the Company as at December 31, 2016 and 2015 and for each of the years then ended. We also consent to the reference to us under the heading "Auditor, Transfer Agent and Registrar" in the prospectus contained in such Registration Statement.

/s/ MNP LLP

Mississauga, Ontario, Canada
Chartered Professional Accountants
Licensed Public Accountants

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  Exhibit 5.1